EXHIBIT 10.9

MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT

This Management and Operational Services Agreement (“Agreement”) is made and entered into as of the 14th day of March, 2008, by and between REG Services Group, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Ames, Iowa (“REG Services”), REG Marketing & Logistics Group, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Ames, Iowa (“REG Marketing”), and Blackhawk Biofuels, LLC, a limited liability company organized and existing under the laws of the state of Delaware, with offices at 22 South Chicago Avenue, Freeport, Illinois 61032 (“Blackhawk Biofuels”).

RECITALS:  A biodiesel production facility is currently under construction by Biofuels Company of America, LLC (“BCA”) in Freeport, Illinois (“Biodiesel Facility”).  Blackhawk Biofuels intends to purchase substantially all of the assets of BCA and will own the Biodiesel Facility pursuant to that certain Asset Purchase Agreement of even date herewith by and between Blackhawk Biofuels, Bunge North America, Inc., a New York Corporation (“Bunge”), BCA, Renewable Energy Group, Inc. (“REG”), and Biodiesel Investment Group, LLC (the “Purchase Agreement”).  Blackhawk Biofuels and REG Services have discussed the general terms and conditions under which REG Services would provide start-up management and operational services to Blackhawk Biofuels with respect to the Biodiesel Facility, which the parties wish to reduce to this writing.  This Agreement amends, restates and is hereby substituted for that Management and Operational Services Agreement originally made and entered into as of August 4, 2006, between West Central Cooperative and Blackhawk Biofuels, as assigned to and assumed by REG October 26, 2006, and as revised by the First Amendment to Management and Operational Services Agreement made and entered into as of the 15th day of December, 2007, by and between REG, REG Services, REG Marketing, and Blackhawk Biofuels.

IT IS THEREFORE AGREED by and between the parties as follows:

1.                                       General Scope.  Subject to the terms of this Agreement, and in consideration of the fee for such services to be paid by Blackhawk Biofuels as set out herein, REG Services will provide for the overall management of the Biodiesel Facility, place a general manager and an operations manager at the Biodiesel Facility, acquire feed stocks and the basic chemicals necessary for the operation of the Biodiesel Facility, perform the administrative, sales and marketing functions for the Biodiesel Facility, and fulfill the remaining personnel needs of the Biodiesel Facility by the leasing of employees to Blackhawk Biofuels.  In fulfilling its duties and obligations hereunder, REG Services shall cooperate with Blackhawk Biofuels and act in a manner to maximize the long-term success and profitability of Blackhawk Biofuels.

2.                                       Responsibilities of REG Services.  Under this Agreement, REG Services agrees to provide the following:

A.                                   General Manager.  REG Services will provide a General Manager to implement and oversee the business plan for the Biodiesel Facility, and direct, promote and coordinate the staff, personnel and plant operations.  The General Manager will be an employee of REG Services, but will be assigned to carry out the responsibilities of General Manager at the Biodiesel Facility.  Included among the specific duties to be accomplished by the General Manager are:

•                                          To utilize their ongoing best efforts to successfully and profitably manage the Biodiesel Facility in Blackhawk Biofuels’ best interests;

•                                          Development of an annual budget for presentation to and approval of Blackhawk Biofuels’ Board of Managers (or other board of governance (“Board”));

•                                          Attend meetings of the Board and provide information upon its request;

•                                          Insure that all raw product costs are minimized and that all finished product revenues are maximized;

•                                          Work with Blackhawk Biofuels’ Board to formulate Blackhawk Biofuels’ mission and goals;

•                                          Work towards achievement of such mission and goals;

•                                          Assist with regulatory affairs monitoring and compliance;

•                                          Hire, terminate and replace Biodiesel Facility personnel as necessary;

•                                          Management of governmental relations, including USDA’s biodiesel programs; and

•                                          Such other duties as may be agreed between REG Services and Blackhawk Biofuels.

The General Manager will report to such officer of REG Services as REG Services shall from time to time designate.  All employee compensation and employee benefits associated with the position of General Manager will be paid by REG Services.

B.                                     Operations Manager.  REG Services will provide an Operations Manager to oversee the operation of the Biodiesel Facility.  The Operations Manager will be an employee of REG Services, but will be assigned to carry out the responsibilities of Operations Manager at the Biodiesel Facility. Included among the specific duties to be accomplished by the Operations Manager are:

•                                          Planning and scheduling biodiesel production to meet customer needs and marketing goals;

•                                          Monitor and improve quality control;

•                                          Oversee facility and equipment maintenance;

•                                          Assist with budgeting and the monitoring of labor and other expenses in the operation;

•                                          Implement processing changes and new technologies as they evolve, and plan for new projects relating to biodiesel production; and

•                                          Such other duties as may be agreed to between REG Services and Blackhawk Biofuels.

The Operations Manager will report to the General Manager.  All employee compensation and employee benefits associated with the position of Operations Manager will be paid by REG Services.

C.                                     Feed Stocks Procurement.  REG Services will be responsible for arranging the purchase of soybean oil, together with other feed stocks as may be needed in the future.  REG Services will procure all feed stocks necessary for production at the Biodiesel Facility; and will:

•                                          Provide analysis and audit of feed stock suppliers;

•                                          Purchase feed stocks at competitive prices meeting specifications and in adequate quantities to fill the production schedule of the Biodiesel Facility;

•                                          Negotiate for discounts where obtainable on feed stocks;

•                                          Arrange for transportation, logistics, and scheduling of feed stock deliveries; and

•                                          Provide analysis and audit of bulk transportation providers.

D.                                    Chemical Inputs Procurement.  REG Services will be responsible for purchasing methanol, sodium methylate, hydrochloric acid, and caustic soda, together with such other chemical inputs as may be needed in the future.  REG Services will procure all basic chemical inputs necessary for production at the Biodiesel Facility; and will:

•                                          Perform due diligence requirements for investigation of suppliers of the chemical inputs;

•                                          Provide analysis and audit of chemical suppliers;

•                                          Purchase chemical inputs at competitive prices meeting specifications for use in the Biodiesel Facility;

•                                          Negotiate for discounts where obtainable on chemicals;

•                                          Procure adequate chemical inputs to meet production schedules for the Biodiesel Facility;

•                                          Provide analysis and audit of bulk transportation suppliers; and

•                                          Arrange for transportation, logistics, and scheduling services for chemical input deliveries by suppliers.

E.                                      Administrative Services.  REG Services shall provide administrative services to support the operation of the Biodiesel Facility, agreeing to provide assistance within the following areas as more fully described on Exhibit A hereto (and at REG Services’ expense except for those materials and items noted on such Exhibit A):

•                                          Accounting

•                                          Human Resources

•                                          Information Technology

•                                          Insurance Administration

•                                          Payroll

•                                          Communications

F.                                      Sales and Marketing.  REG Services will utilize its best efforts as Blackhawk Biofuels’ sale representative to market all biodiesel, glycerin and fatty acids produced at the Biodiesel Facility (“Products”) at the Product Prices (as defined below).  With respect to such services, REG Services agrees to provide:

•                                          Market analysis of biodiesel supply and demand, utilizing non-proprietary, public information;

•                                          Opportunities for participation in a trade association to access additional historical data regarding prices, costs, and other analysis, contributed and disseminated to members on an aggregated basis;

•                                          Enhanced access to biodiesel markets with REG Services’ established distribution channels and transportation at pass through costs;

•                                          Analysis and audit of biodiesel customers desiring to purchase Blackhawk Biofuels Product, including credit analysis;

•                                          Marketing specialists to serve as Blackhawk Biofuels’ representatives to identify potential customers and attain and establish sales opportunities for the Products at the prices and terms as established by Blackhawk Biofuels;

•                                          Arrangements for transportation, logistics, and scheduling of biodiesel shipments;

•                                          Where advantageous, arrange for leased tankers for rail shipments;

•                                          Analyze and audit bulk transportation providers;

•                                          Oversee reconciliation of shipments, invoicing and payments on a weekly basis; and

•                                          Provide invoicing and accounts receivable management for biodiesel shipments.

G.                                     Provision of Leased Employees.  In addition to furnishing the above services, REG Services shall lease to Blackhawk Biofuels at Blackhawk Biofuels’ expense those employees as are necessary to fill the remaining personnel needs to operate the Biodiesel Facility.  Based upon the Biodiesel Facility and operation planned as of the execution of this Agreement, the lease will cover the listing of job descriptions as set out on Exhibit B hereto, but the employees being leased and their job descriptions will be changed from time to time by the General Manager as necessary to best operate the Biodiesel Facility.

H.                                    Information for the Board.  REG Services shall provide Blackhawk Biofuels access to and make available all information regarding Blackhawk Biofuels performance, including but not limited to all financial, and production information, in addition to any information Blackhawk Biofuels board may need to perform its duties.

I.                                         Capital Costs.  REG Services shall provide to the Board of Managers of Blackhawk Biofuels for board approval any capital costs it deems necessary prior to incurring said costs.

J.                                        Employee Dismissal.  Should dismissal of an employee whether leased, or the General Manager or Operations Manager become necessary, REG Services will make its best effort to use other staff including staff of other facilities it manages to continue operations of Blackhawk Biofuels.  Appropriate dismissal will not be delayed by staffing concerns.

3.                                       Compensation for Services.  In consideration of the services to be rendered during the term of this Agreement:

A.                                   Monthly Fee.  Blackhawk Biofuels shall initially pay to REG Services, on a monthly basis:

(i)                                     Commencing with the month during which substantial completion of the animal fat phase is achieved, or when the Biodiesel Facility begins production of biodiesel from soy oil (or from other feed stocks), which ever shall occur first, a flat fee of $75,000.00  to be paid regardless of the gallons of biodiesel produced from the Biodiesel Facility (“Flat Fee”) (the first month prorated for the fraction of the month after such event occurs); and

(ii)                                  A fee equal to 4.25¢ per gallon of biodiesel produced from the Biodiesel Facility during the month for which the fee is computed (the rate per gallon herein the “Fee Rate”).  For purposes of this Agreement, determination of the biodiesel produced from the Biodiesel Facility for a month shall be based upon a compilation of the daily production reports for the Biodiesel Facility for such month, and references to a “gallon” shall be to the U.S. liquid measure of capacity, 231 cubic inches, corrected to 60 degrees Fahrenheit.

The Flat Fee and the payment amount resulting from the computation utilizing the Fee Rate and the gallons of biodiesel produced in a month are referred to herein collectively as the “Monthly Fee.”

The Flat Rate and Fee Rate shall be adjusted for the month following the third anniversary of the Biodiesel Facility first producing Product for sale (“First Production Month”), and annually for such month thereafter, according to the movement in the Consumer Price Index for all-urban consumers, U.S. City Average, All Items published by the Department of Labor (the “CPI”) in the following manner.  The CPI for the Twenty-fifth Production Month shall be used as the denominator and the CPI for the month preceding the month for which the adjusted Flat Rate and Fee Rate are being computed shall be used as the numerator.  This fraction shall be multiplied by $75,000.00, with the resulting amount being the new Flat Fee.  Such fraction shall then be used to multiply times the initial 4.25¢ Fee Rate, resulting in the new Fee Rate.  The new Flat Rate and new Fee Rate shall then be used to compute the Monthly Fee for twelve (12) months beginning with the month for which the adjusted Flat Fee and Fee Rate were computed, except that in no event shall the adjusted Flat Fee and the Fee Rate be less than the $75,000.00 Flat Fee and the 4.25¢ Fee Rate as set out above.  The Flat Fee and the Fee Rate for each subsequent year of the term shall be adjusted in a similar manner, with the CPI for the First Production Month being used as the denominator and the CPI for the month preceding the month for which the adjusted Flat Fee and Fee Rate are being computed being used as the numerator, and such fraction being multiplied by the respective $75,000.00 Flat Rate and the initial 4.25¢ Fee Rate, such adjusted Flat Fee and Fee Rate in no event to be less than the $75,000.00 Flat Fee and the 4.25¢ Fee Rate as set out above.  If CPI information is not yet available when payment of the Monthly Fee is due, the Monthly Fee shall be paid based upon the Flat Rate and the Fee Rate in effect prior to adjustment, the parties agreeing upon receipt of the CPI information and calculation of the adjusted Flat Rate and Fee Rate to make any necessary adjustment in payment so that the correct Monthly Fees have been paid.  If the Department of Labor’s method of computing the CPI is substantially modified or ceases, the parties agree to adopt another measure of the cost of living for these purposes.

B.                                     Net Income Bonus.  As an incentive to REG Services, and as additional compensation for the services being rendered, Blackhawk Biofuels agrees to pay a bonus to REG Services on a yearly basis equal to six percent (6%) of the Net Income of Blackhawk Biofuels’ Biodiesel Facility (“Net Income Bonus), as determined hereafter.  For purposes of this Agreement, Blackhawk Biofuels’ “Net Income” shall be the net income for its fiscal year before any deduction or allowance for federal or state income taxes, determined in accordance with generally accepted accounting principles applied on a consistent basis by the independent CPA firm engaged by Blackhawk Biofuels, and then adjusted as necessary to: (i) include the receipt of government payments such as under the federal excise tax credit program or similar federal or state payments; (ii) exclude any gains or losses realized on the sale or disposition of capital assets; (iii) adjust depreciation to utilize Internal Revenue Service Class lives depreciated on a straight line, mid-month basis (with no bonus depreciation, Section 179 expense (election to expense certain depreciable assets) or any other method of accelerated depreciation, first year write-off or expensing to be taken), and (iv) exclude any reduction for the Net Income Bonus paid or accrued to REG Services as a result of this subsection, and (v) exclude any income from grant programs Blackhawk Biofuels may receive from state and federal programs.  For any partial fiscal year for Blackhawk Biofuels occurring during the term of this Agreement, REG Services shall receive a Net Income Bonus, if any, computed for that period of the fiscal year in which REG Services provides services hereunder.

C.                                     Testing and Start-Up Fees.  In order to prepare for and perform production testing of the Biodiesel Facility being constructed by Fagen, Inc. with equipment from DeSmet Ballestra North America, Inc. and to ready the Biodiesel Facility to begin full-scale production operations as a biodiesel production plant capable of utilizing soy oil feedstocks (“Testing and Start-Up Services”), REG Services has been performing and agrees to perform the remaining Testing and Start-Up Services required by Blackhawk Biofuels and its Biodiesel Facility.  Blackhawk Biofuels agrees to pay additional compensation for the Testing and Start-Up Services to REG Services in the amount of $483,000.  Recognizing that a significant portion of the Testing and Start-Up Services have already been provided by REG Services, upon closing of the Purchase Agreement, REG Services shall issue an invoice to Blackhawk Biofuels for that portion of Testing and Start-Up Services performed prior to closing, Blackhawk Biofuels agreeing to pay such invoice within ten (10) days after receipt.  Thereafter, REG Services shall bill Blackhawk Biofuels on a monthly basis for Testing and Start-Up Services performed during such month, such to be paid by Blackhawk Biofuels within ten (10) days of receipt of such invoice, such performance of services and payment therefor to continue until the total fee of $483,000 has been paid by Blackhawk Biofuels to REG Services.  Blackhawk Biofuels understands and agrees that similar services may be required for testing and start up of upgrades planned for by Blackhawk Biofuels, including addition of animal fats processing capabilities, the compensation for which will be provided for in separate agreements.

D.                                    Payment. The Monthly Fee shall be due on the tenth (10th) of the month following the month for which such fees are computed and payable.  The Net Income Bonus shall be paid within ten (10) days after Blackhawk Biofuels’ Board accepts the audit report for the fiscal year for which such Net Income Bonus is computed, except that if the Net Income Bonus is not paid within three (3) months of the close of Blackhawk Biofuels’ fiscal year because the audit has not been received (or within three (3) months of the end of the term of this Agreement in the event of the computation of an Income Bonus for a partial fiscal year), Blackhawk Biofuels shall compute and pay an estimated Net Income Bonus (if any is due) based on its internal figures on or before the end of such three (3) month period, the parties agreeing upon receipt of the audited figures to make any necessary adjustment in such estimated payment so that the correct Net Income Bonus has been paid.

E.                                      Direct Marketing.  REG Services agrees to let Blackhawk Biofuels direct market up to 4% of annual production.  Blackhawk Biofuels will supply on an annual basis the proposed sales schedule for this direct-marketed Product.  The Fee Rate to REG Services on this direct-marketed Product shall be limited to an initial rate of 3¢ per gallon, and adjusted thereafter as outlined in Section 3(A) above.

F.                                      Additional Compensation.  The foregoing compensation would be for the normal scope of responsibilities to be performed by REG Services for the benefit of Blackhawk Biofuels with respect to the Biodiesel Facility.  In the event REG Services is required to perform services beyond the scope of this Agreement, and REG Services is willing to perform such additional services, the parties shall agree upon the tasks to be undertaken, the time frame for their performance, and how REG Services shall be compensated for such additional responsibilities.  Additionally, if in order to increase revenue opportunities, constrain costs or otherwise enhance services for network plants such as Blackhawk Biofuels (and without limiting the generality thereof including assuring necessary feedstocks or other supplies, storage or transportation or obtaining more favorable pricing therefore), REG Services incurs liability by entering into long term commitments or otherwise guarantying contractual performances which benefit Blackhawk Biofuels, REG Services shall be entitled to additional reasonable compensation to be agreed upon by the parties, commensurate with the risks undertaken and/or services made available.

4.                                       Responsibilities of Blackhawk Biofuels.  Concurrent with performance of the obligations of REG Services as previously set out in this Agreement, Blackhawk Biofuels understands and recognizes that upon completion of the Biodiesel Facility, it shall be the obligation of Blackhawk Biofuels to:

A.                                   Establish a Board of Managers or similar group to provide governance of Blackhawk Biofuels, and input and guidance to the General Manager regarding the Biodiesel Facility, and to take action upon recommendations of the General Manager, and approve for implementation reasonable suggestions of the General Manager.  Not withstanding anything to the contrary in this agreement, Blackhawk Biofuels Board of Managers is the final authority in regards to this Agreement and all areas of Biodiesel Facility not included in this Agreement.

B.                                     Confer with REG Services on a monthly basis (or more often as needed) to discuss and establish the price for which REG Services is to sell the Product for Blackhawk Biofuels.

C.                                     Provide the names of several persons who would be authorized on Blackhawk Biofuels’ behalf to establish Product Prices, approve special prices, agree to the handling of off-grade Product, and approve the write off of accounts receivable, and further to notify REG Services of any changes in such designees (such designees to be reasonably available for contact by REG Services, and able to respond in a timely fashion).

D.                                    Provide funds for:

(i)                                     Purchase, installation and maintenance of software, hardware, and related equipment, together with utilities and related charges, in order to accomplish the necessary communication of voice and data between the parties, and conduct Blackhawk Biofuels’ business at and operate the Biodiesel Facility.

(ii)                                  The cost of acquisition and implementation of newly evolving technologies (and including those developed by REG Services or its affiliates) at the Biodiesel Facility, which have been approved by the

Board.  If technologies are purchased from  REG Services or its affiliates, Blackhawk Biofuels’ cost will not exceed REG Services’ cost plus 10%.

(iii)                               Offices,  computers, cell phones, and other facilities, services and support for the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager) and appropriate for the performance of their duties for Blackhawk Biofuels.  REG Services to supply an estimated annual budget of these items for Blackhawk Biofuels’ approval.

(iv)                              Payment or reimbursement for reasonable travel and other similar out of pocket expenses incurred in furtherance of the business of Blackhawk Biofuels and in fulfillment of the duties of the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager), upon submission and substantiation of such expenses as may be required for tax or auditing purposes.

(v)                                 Payment of the costs of legal counsel and outside auditors as may be determined necessary by the Board, and including for the examination of financial records, preparation of income tax returns for Blackhawk Biofuels and related reports to its owners and third parties, securities filings, and  similar reports.

(vi)                              In general, the purchase and delivery of all feed stocks, chemical and other inputs, all staff and personnel costs (other than those of the General Manager and Operations Manager) necessary to operate the Biodiesel Facility, and all other expenses of doing business at the Biodiesel Facility not specifically being assumed by REG Services as a part of the furnishing of services hereunder, as well as all required capital expenditures to maintain the Biodiesel Facility in a condition capable of producing Product acceptable to the market place.

E.                                      To make available for, and allow access to Biodiesel Facility for the purpose of:

(i)                                     Training of employees of REG Services or its affiliates or customers.

(ii)                                  Tours for customers of REG Services or its affiliates.

F.                                      Perform such other tasks and duties as have been separately set out hereunder and agreed to by Blackhawk Biofuels.

5.                                       Other Operational Understandings & Agreements:

A.                                   Risk Management Program.  After review by Blackhawk Biofuels’ Board of Managers, with sufficient information to make decision and lender concurrence, Blackhawk Biofuels agrees to negotiate with REG Services to adopt the risk management program agreeable to both parties, which supports the procurement of feed stocks and chemical inputs hereunder (“Risk Management Program”).

The objective of the program is to manage the commodity price risk  resulting from fluctuating prices of feedstock (oils and fats), chemical inputs (methanol and catalysts), and the finished Products (biodiesel and glycerin) due to changing market conditions.  Under the Risk Management Program, REG Services will utilize the Chicago Board of Trade, New York Mercantile Exchange, and other exchanges as warranted to establish an account or accounts in Blackhawk Biofuels’ name, and acquire instruments as necessary to implement risk management strategies.  Such account(s) and instruments would be funded by Blackhawk Biofuels and managed by REG Services, with all resulting gains and losses from the purchase and sale transactions of any futures contracts, options, and cash instruments associated with the Risk Management Program to flow to the benefit of or be borne by Blackhawk Biofuels.  If approved, Blackhawk Biofuels agrees to adopt such resolutions and execute such agreements as are reasonably necessary to implement the Risk Management Program, and pay transactional costs incurred to carry out such program.

B.                                     Plant Information Program.  In its management of the Biodiesel Facility, REG Services shall utilize a software program (“PI System”) interfacing with the computer control system running the Biodiesel Facility, making available production data for operations, engineering, sales, marketing, logistics and management to better make informed decisions with respect to production processes.  During the term of this Agreement, the PI System will also allow for REG Services’ remote access to information on the operation of the Biodiesel Facility to provide for data collection, monitoring, benchmarking and trouble shooting, all to better aid performance for Blackhawk Biofuels.

C.                                     Product Pricing.  On at least a monthly basis (or more often as needed), REG Services shall identify and provide publicly available marketing information to Blackhawk Biofuels with respect to Products.  Information supplied will be in written form and relayed at least three (3) business days prior to when a decision is required.  Blackhawk Biofuels will establish the Product prices for REG Services to use in selling Products (“Product Prices”), based upon market place conditions.  Any change in Product Prices shall be effective for Product sales made beginning the seventh (7th) calendar day after REG Services’ receipt of notice of new Product Prices, except for quotations still open and extended prior to the change in the Product Prices, or unless otherwise agreed to by the parties (Blackhawk Biofuels and REG Services to honor all pre-existing contracts and agreements with respect to price).  All Product sales by REG Services as Blackhawk Biofuels’ sales agent shall be at or above the Product Prices then in effect, unless written consent is received from Blackhawk Biofuels for special prices due to volume commitments, Blackhawk Biofuels storage constraints, or other reasons approved by Blackhawk Biofuels.  REG Services specifically states that it will not sell the Product at prices less than the Product Prices without Blackhawk Biofuels’ prior written approval, and that if REG Services is able to sell Products at prices above the Product Prices, Blackhawk Biofuels would nonetheless receive all proceeds of any such sales.  REG Services will in any event use its best efforts, as Blackhawk Biofuels’ sales agent, to maximize the sales revenues received by Blackhawk Biofuels.

D.                                    Off-Site Storage.  In order to maximize profit potential, and including taking advantage of regional marketing opportunities, there will be times in the marketing of Product that REG Services will recommend the storage of Blackhawk Biofuels’ Product in third party locations.  In such cases REG Services will provide data to evaluate the cost effectiveness of storage in order for Blackhawk Biofuels’ Board of Managers to make decision in a timely manner.  In such case, Blackhawk Biofuels agrees that it will be responsible for transportation costs for its Product to the storage facility, in and out charges, such Product’s prorated share of storage, and other related expense.

E.                                      Product Sales, Handling of Proceeds.  It is expected that sales of Products will be made in REG Services’ name.  REG Services shall take title to the Product when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed.  REG Services will carry Property in Transit insurance for all Product in shipment.  If while Product is in transit a claim were to occur the proceeds from settlement would be due the title holder at the time of the loss event.  REG Services will pay over to Blackhawk Biofuels all Product proceeds received from sales of Blackhawk Biofuels Products.  REG Services shall remit by electronic transfer to Blackhawk Biofuels by the close of business each Wednesday all such proceeds received during the previous seven (7) days.  This payment schedule will be re-evaluated if EFT payments for biodiesel produced by Blackhawk Biofuels received by REG Services exceeds 50% of the total payments being received for Product from Blackhawk Biofuels.

F.                                      Off-Grade Product.  In the event off-grade Product is produced at the Biodiesel Facility that is not marketable at the Product Prices then in effect, REG Services will nonetheless use its best efforts to sell such Product for Blackhawk Biofuels at the highest prices reasonably obtainable.  With respect to biodiesel, and for purposes of this Agreement, off-grade Product shall include biodiesel which fails to meet the specifications contained in ASTM D6751 as it may be amended or modified (or such other standards for biodiesel as may in the future develop in the biodiesel industry) or if for any other reason a customer reasonably rejects biodiesel.  With respect to Products other than biodiesel, for purposes of this Agreement, off-grade Product shall include Product which fails to meet specifications mutually agreed upon by the parties, or if for any other reason a customer reasonably rejects such Product.  In the event off-grade Product is sold, REG Services shall work to minimize any loss to Blackhawk Biofuels for returned Product, cost of cover, and related expenses.  REG Services shall advise Blackhawk Biofuels of Product complaints, and shall not accept the return of, or make any allowance with respect to any Product, without Blackhawk Biofuels’ prior written approval.  REG Services and Blackhawk Biofuels shall work together to determine the resolution of customer complaints and off-grade Product sales. Blackhawk Biofuels shall pay for any costs associated with resolution of customer complaints or returned Product, including freight costs, cover, and related expenses, unless such Product deficiencies were caused by the negligence or willful misconduct of REG Services, in which event REG Services will be responsible for such costs.  Except where caused by REG Services’ negligence or willful misconduct, Blackhawk Biofuels agrees to indemnify REG Services from any loss, claim or damage (including reasonable attorney fees) incurred as a result of the sale of off-grade Product.

G.                                     Credit Risk.  REG Services agrees to manage the accounts receivable and work to minimize bad debt losses.  REG Services shall pursue all reasonable efforts at collecting accounts, Blackhawk Biofuels agreeing to pay for third party collection costs including attorney fees (“Collection Costs”) except as may be subsequently shared as set out hereafter.  The write off of accounts receivable shall be as mutually agreed by the parties.  Blackhawk Biofuels understands that losses on accounts receivable due to bad debt up to one-half per cent of Product sales will be borne entirely by Blackhawk Biofuels as a cost of doing business.  REG Services agrees to share losses equally with Blackhawk Biofuels with respect to accounts receivable for Product sales (including Collection Costs) to the extent that the total of such losses (not previously shared by the parties) incurred from the commencement of the term of this Agreement to the date of computation of such losses exceed one half of one percent of Blackhawk Biofuels’ total sales made under this Agreement for the same period.  Should Blackhawk Biofuels desire REG Services to sell Product to buyers not approved by REG Services, REG Services shall make such sale in Blackhawk Biofuels’ name, and provide normal invoicing and billing services.  However, any risk of receipt or collection of such sale shall remain with Blackhawk Biofuels, and shall not be included in the total of losses which might be shared by the parties as set out above.

H.                                    Leased Employees.   During the term of this Agreement, REG Services and Blackhawk Biofuels agree that REG Services shall lease to Blackhawk Biofuels those of its employees identified in each monthly report prepared by REG Services (each a “Leased Employee,” herein collectively the “Leased Employees”), and filling operational needs at the Biodiesel Facility.  Such monthly reports will indicate an effective date for each employee.  The arrangement with respect to such Leased Employees shall be upon the following terms:

(i)                                     The Leased Employees assigned to perform the services contemplated by this Agreement are or will be and shall remain common law employees of REG Services.  REG Services hereby assumes responsibility for all administrative and personnel matters for Leased Employees relating to their services provided to Blackhawk Biofuels including, but not limited to, compliance with all laws and regulations affecting employees.  REG Services is responsible for all labor negotiations, grievances and collective bargaining agreements regarding the Leased Employees.

(ii)                                  REG Services has sole responsibility for determining the rate of pay, hours and other terms and conditions of employment of the Leased Employees.

REG Services has sole responsibility for providing compensation and benefits to the Leased Employees, including without limitation: wages, withholding and remitting all federal, state and local payroll taxes, and payments for wages, vacation and paid or unpaid time off as required by state and federal law.  On an annual basis estimated payroll expenses per employee for the subsequent year will be represented to Blackhawk Biofuels’ Board of Managers for budgeting purposes and review and approval.

(iii)                               REG Services bears sole responsibility for statutory insurance for the Leased Employees, for FICA, unemployment, and workers’ compensation in accordance with applicable statutory requirements and limits.  With respect to the Leased Employees regarding their services to Blackhawk Biofuels, REG Services has sole responsibility for complying with the state and federal employment laws, wage and hour laws, civil rights laws, including but not limited to defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, Title VII of the Civil Rights Act, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., any claim for discrimination, harassment or retaliation based on sex, race, color, creed, religion, age, national origin, or any other protected status under state, federal or local law, the Immigration Reform and Control Act, providing non-obligatory fringe benefit programs for Leased Employees, and complying with COBRA or state continuation coverage rights for qualified Leased Employees and dependents. REG Services shall be responsible for obtaining and maintaining all prehire and applicant documentation and other employment records for the Leased Employees, in accordance with state and federal law.  If Leased Employees are required to be licensed or to act under the supervision of a licensed person or entity, REG Services shall be solely responsible for verifying such licensure or providing such required supervision.

(iv)                              Blackhawk Biofuels shall reimburse REG Services for costs associated with the services being provided by such Leased Employees to Blackhawk Biofuels (“Cost of Services”) in the manner set forth in this paragraph. On a monthly basis, REG Services shall submit to Blackhawk Biofuels an invoice detailing the Cost of Services attributable to the Leased Employees for such month.  Within ten (10) days of receipt of such invoice, Blackhawk Biofuels shall remit payment in full to REG Services.  The Cost of Services paid or incurred by REG Services shall be based on the wages, payroll taxes, government mandated costs, including workers’ compensation, benefit costs, expenses charged to REG Services on a per employee basis, and any other costs mutually agreed upon as being appropriate for reimbursement, which REG Services paid to or incurred on behalf of the Leased Employees for the payment period covered by the statement.

(v)                                 All work and services shall be performed by Leased Employees at the Biodiesel Facility unless otherwise agreed.  REG Services shall comply with any requirements of Blackhawk Biofuels with respect to confidential information and shall institute procedures, including obtaining confidentiality agreements from its Leased Employees, as requested by Blackhawk Biofuels.

(vi)                              REG Services shall have the ultimate authority and control over hiring, evaluating, supervising, disciplining and termination of all Leased Employees.  The General Manager shall retain and exercise supervisory responsibilities with respect to the Leased Employees, including without limitation, their day-to-day control and supervision, performance reviews and evaluations, and hiring and firing.

(vii)                           REG Services shall accept Blackhawk Biofuels’ reasonable recommendations regarding the discontinuation of services of any particular Leased Employee. Blackhawk Biofuels shall not be responsible for any financial obligation of REG Services to a Leased Employee accruing after such discontinuation becomes effective, by reason of the services performed pursuant to this Agreement. Any Leased Employee that ceases to provide the services covered by this Agreement shall no longer be a Leased Employee, but will remain an employee of REG Services subject to retention or termination as REG Services may determine in its sole discretion.

(viii)                        In performing the services hereunder, REG Services shall see to the Leased Employees using their best efforts to perform their duties for the benefit of Blackhawk Biofuels, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

I.                                         Software to Operate Plant Equipment.  Upon termination of this Agreement, REG Services agrees to transfer REG Services’ operational rights to Blackhawk Biofuels in the necessary software (or assist Blackhawk Biofuels in obtaining any necessary licensing arrangements for software from third parties) to operate the equipment in the Biodiesel Facility.  Blackhawk Biofuels understands this shall not include the PI System, or administrative or accounting software developed or utilized by REG Services.

J.                                        Access to Biodiesel Facility.  Blackhawk Biofuels agrees during the term of this Agreement to provide access to the Biodiesel Facility by REG Services for purposes of training employees regarding the operation of biodiesel plants and equipment, and to provide for tours by prospective customers of REG Services, subject to reasonable advance notice to allow for appropriate scheduling and to minimize disruption to the Biodiesel Facility’s production.

K.                                    Product Sales, Financing Assistance.  In the event Blackhawk Biofuels reaches a point in which it does not have unused capacity available on a line of credit or working capital credit facility, and desires to make use of the following, then in addition to Section 5E of the Agreement, for a period of two (2) years after substantial completion of the Facility, Blackhawk Biofuels may elect the following terms:

(i)                                     Sales of Finished Inventory where there is a known third party buyer will be made in REG Marketing’s name.  REG Marketing shall take title to the Finished Inventory where there is a known buyer when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed.  REG Marketing will carry Property in Transit insurance for all Finished Inventory where there is a known third party buyer in shipment.  If while Finished Inventory where there is a known third party buyer is in transit a claim were to occur the proceeds from settlement would be due the title holder at the time of the loss event.

(ii)                                  REG Marketing shall remit by electronic transfer to Blackhawk Biofuels by the close of business each Wednesday funds in an amount equal to the following:  (a) the amount of Finished Inventory where there is a known third party buyer sales made during Sunday through Saturday of the preceding week, less (b) a discount fee that reflects the Cost of Capital (as defined hereafter) incurred as a result of making payment for such Finished Inventory where there is a known third party buyer sales before collecting proceeds from ultimate customers, and less (c) any amounts then due from Blackhawk to REG Services or REG Marketing or any of their Affiliates pursuant to this Agreement which REG Marketing elects to deduct.  The amount of the discount fee under (b) above will be based on REG Service’s Cost of Capital, and the expected average period of time elapsing between the time of payment by REG Marketing to Blackhawk Biofuels and collection of proceeds by REG Marketing from ultimate customers for the respective preceding week’s sales.

After two (2) years from the substantial completion of the Facility, Section 5E of the original Agreement shall be the only alternative available to Blackhawk Biofuels.

Provided that all obligations under this Section 5K owing by Blackhawk Biofuels hereunder are fully satisfied through the date of termination, Blackhawk Biofuels shall have the right to terminate the credit arrangements, covenants and agreements under Section 5K upon written notice to REG Services and REG Marketing.

For purposes of this Agreement, “Cost of Capital” shall be a variable interest rate adjusted daily equal to the cost of equity and short term debt capital for REG Services or REG Marketing, based upon the weighted average of the components of equity and debt used by REG Services or by REG Marketing (whichever is applicable) to provide trade credit to Blackhawk Biofuels.  The charge for credit extended from equity shall be equal to 15% on an annual basis.  The charge for credit extended from debt shall be equal to the highest interest rate paid by REG Services or REG Marketing for short term debt plus 105 basis points on an annual basis.

L.                                      Designation of Manager.  In consideration of the credit to be extended to Blackhawk Biofuels as outlined above, and in consideration of the management and operational services to be provided hereunder by REG Services, during the term of the Agreement and including any extensions or renewals thereof, REG Services shall have the right to designate one (1) member of Blackhawk Biofuels’ Board of Managers with full voting rights as provided for under Blackhawk Biofuels’ Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), REG Services to have such further rights to remove such designee, and to designate successor(s) thereto for such period of time.  Blackhawk Biofuels agrees to place REG Services’ designee upon the Board of Managers upon closing of the Purchase Agreement.

M.                                 Release of Liability.  By signature hereto, Blackhawk Biofuels hereby confirms that neither West Central Cooperative nor REG have any further liability or responsibility for performance under the Management and Operational Services Agreement dated August 4, 2006, or the First Amendment to Management and Operational Services Agreement dated December 15, 2007, both of said agreements being replaced and substituted for by this Agreement. The parties understand that while REG Services shall remain liable for their performance, the obligations as set out under Section 5C, D, E, F and G of the Agreement will be performed by REG Marketing.

6.                                       Term of Agreement.  This Agreement is effective as of the date of its execution by the parties (with services to commence by REG Services hereunder at such time or times as appropriate based upon construction progress of the Biodiesel Facility), and shall remain in force for five (5) years after the end of the first month in which the Biodiesel Facility is producing Product for sale (subject to early termination due to default as set out hereafter).  This Agreement shall continue after the initial term unless and until one party gives written notice of termination to the other of a proposed termination date at least twenty-four (24) months in advance of a proposed termination date.  The initial term or any subsequent term may also be modified upon the mutual written consent of the parties.

7.                                       Confidentiality.  Blackhawk Biofuels agrees that in the performance of this Agreement, Blackhawk Biofuels may receive or otherwise learn of certain items of information that are non-public, proprietary, or confidential to REG Services or to parties with whom REG Services has entered into contractual relationships (herein “Confidential Information” with respect to REG Services), to include but not be limited to information concerning REG Services’ operations, processes, methods and accumulated experience incidental to the processing, sale and distribution of Products, and including supplier and customer lists, the disclosure of which to third parties would be injurious to REG Services or to parties with whom REG Services has entered into contractual relationships.  REG Services agrees that in the performance of this Agreement, REG Services will receive financial information including the results of Blackhawk Biofuels’ operations, and may otherwise learn of certain items of information that are non-public, proprietary, or secret to Blackhawk Biofuels or to parties with whom Blackhawk Biofuels has entered into contractual relationships (herein “Confidential Information” with respect to Blackhawk Biofuels), the disclosure of which to third parties would be injurious to Blackhawk Biofuels or to parties with whom Blackhawk Biofuels has entered into contractual relationships.  Each party as recipient (the “Recipient”) agrees not to use the Confidential Information of the other party (the “Provider”) for any purpose other than as required to perform this Agreement.  Recipient agrees to disclose the Confidential Information of the Provider only to such directors, officers, employees, affiliates, consultants, agents, and third parties (“Representatives”) as are required to allow Recipient to perform under this Agreement, who are first informed of the restrictions upon use of the Confidential Information and who agree to keep such information confidential and who agree to be bound by the terms of these confidentiality provisions to the same extent as if they were parties hereto.  Recipient will be responsible for any breach of these confidentiality provisions by any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.  Recipient agrees that the actual or threatened disclosure of the Confidential Information would cause the Provider immediate and irreparable harm, which may not be adequately compensated by money damages.  Accordingly, in the event of a breach of these confidentiality provisions by Recipient or its Representatives, the Recipient specifically agrees, that in addition to all other remedies available at law or in equity, the Provider shall be entitled to equitable relief, including an injunction to limit or prevent such actual or threatened disclosure, together with recovery of costs of litigation from Recipient as a result of breach, including reasonable attorney fees.  These obligations of confidentiality shall not apply to any information which: (a) was known to Recipient or was in the public domain prior to disclosure hereunder; or (b) becomes known to the public from a source other than Recipient; or (c) is disclosed to Recipient by a third party having a legal right to make such disclosure.

In the management and operation of the Biodiesel Facility, REG Services will direct the General Manager, Operations Manager, and Leased Employees (as such term is defined herein) to hold competitively sensitive information of Blackhawk Biofuels confidential and not disclose such information to REG Services and its other employees without the consent of Blackhawk Biofuels.

The parties acknowledge that in order to comply with certain statutory or regulatory requirements, this Agreement may need to be disclosed to the Securities Exchange Commission, state securities bureaus or other regulators, and agree to allow such disclosure upon receipt of appropriate request.

8.                                       Intellectual Property Rights. Blackhawk Biofuels shall have no right under the Agreement to make use of any brand names trademarked by REG Services or any of its affiliates, nor any of the intellectual properties or know-how developed by REG Services or any of its affiliates in conjunction with the operation of plants similar to the Biodiesel Facility, or to use any of the intellectual properties and know-how of REG Services or any of its affiliates other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement.

9.                                       Non-Solicitation of Employees.  Each party agrees that neither party (nor any affiliate, successor or permitted assign thereof) shall solicit for employment or consulting an employee of the other while such employment by the other continues, and for a period of three (3) years thereafter.  This clause does not apply to Leased Employees of Blackhawk Biofuels should this Agreement be terminated.

10.                                 Access to Books and Records.  This Agreement provides for the payment by Blackhawk Biofuels to REG Services of a sum dependent upon the amount of production of biodiesel at the Biodiesel Facility, and the Net Income of Blackhawk Biofuels’ Biodiesel Facility.  For that reason Blackhawk Biofuels agrees to make available its books and records for inspection and copying which are reasonably necessary for purposes of providing information with respect to biodiesel production, and verifying the computation of the Net Income Bonus, to the extent not already available to REG Services in performance of its duties hereunder.  REG Services agrees to treat information received under such access rights as Confidential Information with respect to Blackhawk Biofuels.

This Agreement provides for reimbursement by Blackhawk Biofuels of various expenses of REG Services, including with respect to the cost of providing Leased Employees hereunder.  For that reason REG Services agrees to make available those portions of its books and records for inspection and copying which are reasonably necessary for purposes of verifying appropriate amounts of reimbursement, and REG Services’ compliance with its obligations set forth hereunder.  Blackhawk Biofuels agrees to treat information received under such access rights as Confidential Information with respect to REG Services.

The expense of any such inspection or audit shall be borne by the party making such inspection, unless the need for a material correction to payment is revealed, in which case the reasonable expense of such inspection or audit shall be borne by the party whose books and records are being audited.

11.                                 Force Majeure.  Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, terrorist acts, war, or sabotage, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom, and shall give prompt written notice of the force majeure event to the other party.  The obligations of the party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event.  The affected party must act with commercially reasonable diligence to resume performance and notify the other party that the force majeure event no longer affects its ability to perform under the Agreement.

12.                                 Arbitration.  Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and shall be conducted in Des Moines, Iowa.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

13.                                 Independent Status.  Subject to the terms and conditions of this Agreement, REG Services is authorized to perform services for Blackhawk Biofuels as set out in the Agreement as an independent contractor and as an agent with such authority as is necessary to carry out the services herein provided.  Nothing in this Agreement or in the course of dealing by the parties shall be construed to constitute Blackhawk Biofuels and REG Services as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for REG Services to fulfill the services provided for hereunder.

14.                                 Early Termination.  Notwithstanding the provisions of Section 6 hereof, this Agreement may be terminated in accordance with the following provisions:

A.                                   A party hereto may (but is not required to) terminate this Agreement if the other party breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach and the proposed remedy.  However, if the breach is non-payment by Blackhawk Biofuels under Section 3, or REG Services of proceeds of sale under Section 5(E), the cure period shall be ten (10) days after delivery of written notice by the non-breaching party.

B.                                     Either party hereto may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of sixty (60) days after such appointment.

C.                                     Notwithstanding any termination of this Agreement, the obligations and rights of the parties which have accrued as of the time of such termination shall survive.

D.                                    Without limiting the generality thereof, if termination is due to a breach by a party (the “Breaching Party”), then the Breaching Party shall indemnify the other party

(the “Non-Breaching Party”) against any loss, claim or damages (including reasonable attorney fees) resulting from such breach or termination, and shall pay the costs of satisfying any obligations arranged by the Non-Breaching Party on behalf of the Breaching Party prior to such termination, including commitments for raw materials, transportation, sales, and hedging transactions.

15.                                 Indemnification.  The parties shall have the following indemnification/hold harmless rights and obligations hereunder:

A.                                   REG Services shall indemnify, defend and hold Blackhawk Biofuels and its officers, directors and employees (each an “Indemnitee”) harmless from and against all liabilities, obligations, claims damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon, incurred by or asserted against the Indemnitee that are caused by, are attributable to, result from or arise out of (i) acts of gross negligence or willful misconduct by REG Services, its employees or agents, (ii) REG Services’ breach of any provision of this Agreement; (iii) REG Services’ failure to meet its obligations to or perform any acts required under its agreements with any third party, (iv) the relationship between the REG Services and any of its employees, agents, and servants, whether under industrial accident laws, workers’ compensation laws or any other laws applicable to employers and employees.  The provisions of this paragraph shall survive the termination of this Agreement.

B.                                     Blackhawk Biofuels shall indemnify, defend and hold REG Services and its officers, directors and employees (each an “Indemnitee”) harmless from and against all liabilities, obligations, claims damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon, incurred by or asserted against the Indemnitee that are caused by, are attributable to, result from or arise out of (i) acts of gross negligence or willful misconduct by Blackhawk Biofuels, its employees or agents, (ii) Blackhawk Biofuels’ breach of any provision of this Agreement; (iii) Blackhawk Biofuels’ failure to meet its obligations to or perform any acts required under its agreements with any third party, (iv) the relationship between the Blackhawk Biofuels and any of its employees, agents, and servants, whether under industrial accident laws, workers’ compensation laws or any other laws applicable to employers and employees.  The provisions of this paragraph shall survive the termination of this Agreement.

16.                                 Remedies in the Event of Default.  Where the Breaching Party commits a material breach of this Agreement, and: (a) if except as set out herein such material breach continues beyond the allowable cure period after the receipt of written demand for cure of such breach by the Non-Breaching Party as set out in Section 14 hereof ; or (b) if such material breach cannot be cured within such period and the Breaching Party does not within such cure period start to cure the breach and thereafter proceed diligently with the cure thereof, then the Non-Breaching Party may terminate this Agreement and may recover its money damages caused by such material breach (including arbitration fees, court costs, litigation expenses, and reasonable attorney fees) on written notice and demand to the Breaching

Party for payment.  Such payment shall be without prejudice to any other right or remedy that the Non-Breaching Party may have against the Breaching Party under this Agreement, at law or in equity, including injunctive relief and rights of specific performance.

17.                                 Representations and Warranties.  As a material inducement to the other party to enter into this Agreement and with the understanding that the other party shall be relying thereon in consummating the transaction contemplated hereunder, each party hereby represents and warrants to the other party as follows:

A.                                   Authorization.  The execution of this Agreement has been duly authorized by the appropriate owners and board of governance as may be required for such party to proceed.

B.                                     Standing.  Such party is duly organized, validly existing and in good standing under the laws of the state of formation and such other states as may be required for this transaction, and has all requisite power and authority to consummate the transactions contemplated hereunder.

C.                                     Consents.  No approval or consent is needed from any third party with respect to the performance of obligations hereunder by such party.

D.                                    Breaches.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and shall not result in any material breach of any terms or conditions of any mortgage, agreement or contract or obligation entered in to by such party (or in the case of Blackhawk Biofuels by which the Biodiesel Facility is bound), nor, to the best of such party’s knowledge, shall they violate any statute, regulation, judgment or decree of any court in which such party may be bound (or in the case of Blackhawk Biofuels by which the Biodiesel Facility may be subject).

E.                                      Litigation.  There is no action, suit or proceeding pending, or to the best of such party’s knowledge, threatened against such party which might prevent or delay such party’s performance of its obligations hereunder.

F.                                      Ownership and Operation. Blackhawk Biofuels (by its duly authorized representative signing below) further represents and warrants that it will be the owner of the Biodiesel Facility upon completion of its construction.

18.                                 Notices.  All notices required or desired to be given under this Agreement must be given in writing, and shall be sent by registered or certified mail, return receipt requested, or by courier service, addressed to the parties at their addresses set forth below, or such other addresses as may subsequently be designated in writing by such party:

To Blackhawk Biofuels:	Blackhawk Biofuels, LLC
22 South Chicago Avenue
Freeport, IL 61032
Attention: Ronald Mapes

With copy to:	Lindquist & Vennum PLLP
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402-2274
Office: 612-372-3955
Fax: 612-371-3207
Attention: Joe Thompson

To REG Services :	REG Services Group, LLC
416 South Bell Avenue
Ames, IA 50010
Attention: Nile Ramsbottom

With copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 East Lincolnway, Suite 200
Jefferson, IA 50129
Attn: John A. Gerken

Any notice or other communications made shall be deemed to have been given when received or refused.  A party may change its address for notice by giving notice of such address as provided in this Section.

19.                                 Annual Review of Agreement.  This Agreement will be reviewed annually by the parties, as they determine the best procedures for accomplishing such services, define their roles, and react to changes in the industry.  Any changes to the Agreement shall require the mutual written consent of Blackhawk Biofuels and REG Services.

20.                           Miscellaneous.

A.                                   Benefits.  This Agreement shall bind and benefit the parties and their permitted successors and assigns.

B.                                     Assignment.  Neither party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, a party (“Assignor”) may without the need for consent from the other party assign any or all of its rights, duties and obligations under this Agreement to another entity, or to such party’s affiliate or successor (collectively herein “Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder.

C.                                     Governing Law.  Iowa law shall govern the construction and enforcement of this Agreement.

D.                                    Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements and understandings.  This Agreement may not be amended or modified except in writing signed by both parties.

E.                                      Execution and Delivery.  This Agreement may be executed in counterparts and delivered by facsimile, which, taken together, shall be considered one instrument and deemed an original.

F.                                      No Inference from Drafting.  The parties both acknowledge that they have been represented by counsel, and that this Agreement has resulted from extended negotiations between the parties.  No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement.

G.                                     Waiver.  The waiver by either party of a breach of any provision of this Agreement will not constitute or be construed as a waiver of any future breach of any provision of this Agreement.

H.                                    Survival.  The provisions of Sections 7, 8, 9, 10 and 12 of this Agreement shall indefinitely survive the expiration and termination of this Agreement.

I.                                         Covenant of Further Cooperation.  Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the provisions contained herein.

J.                                        Enforcement and Interpretation.  It is the desire and intent of the parties hereto that this Agreement be enforced to the fullest extent possible under the laws and public policies of the state of Iowa.  Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such portion shall be deleted, and such deletion shall apply only to such provision with the remainder of the Agreement remaining valid and enforceable, to be construed in conformity with the parties’ initial intent.  Further, to the extent any provision hereof is deemed unenforceable by virtue of its scope or terms with respect to geographical area or length of time, but may be enforceable by limitations thereon, the parties agree that this Agreement shall remain enforceable to the fullest extent possible after the application of such limitations.

[Signature page follows]

                IN WITNESS WHEREOF the parties have signed this Management and Operational Services Agreement effective as of the above written date.

REG SERVICES GROUP LLC

By	/S/ Nile Ramsbottom
Nile Ramsbottom, President

REG MARKETING & LOGISTICS GROUP, LLC

By	/S/ Nile Ramsbottom
Nile Ramsbottom, President

BLACKHAWK BIOFUELS, LLC

By	/S/ Ronald Mapes
Ronald Mapes, Chairman

Exhibit A to

Management and Operational Services Agreement (“Agreement”)

REG Services and Blackhawk Biofuels

Listing of Administrative Services to be Provided

                Pursuant to the Agreement to which this is attached, and as a part of the services it will perform thereunder, REG Services will provide to Blackhawk Biofuels the administrative services as set out hereafter.  Such services will be included at no additional cost to Blackhawk Biofuels other than the compensation set out under Section 3 of the Agreement, unless otherwise noted hereafter or separately in the Agreement.

Accounting:

$                                          Financial Statements

$                                          General Ledger Maintenance

$                                          Cash Management

$                                          Customer Statements

$                                          Accounts Receivable

$                                          Accounts Payable

$                                          Bank Reconciliation

$                                          Depreciation

$                                          Audit Preparation

$                                          External Audit (providing assistance to external auditors, the expense of the external auditor to be paid by Blackhawk Biofuels)

Human Resources:

$                                          Hiring

$                                          Training, Job Descriptions, Government Reporting with respect to personnel

$                                          Employee hand book, policies/procedures

$                                          Workers Comp

Information Technology:

$                                          AS400 Software/Application Maintenance (REG Services to be reimbursed by Blackhawk Biofuels for REG Services’ costs (including employee expenses) for preparation of any special requested applications.)

$                                          Telephone/Network Services (Blackhawk Biofuels to reimburse REG Services for the cost of all equipment required and utility expenses incurred.)

$                                          Backup for Network

$                                          Backup for AS400 Files

$                                          Web Site Hosting

Insurance Administration:

$                                          Compile Initial Insurance Specifications

$                                          Solicit Coverage Bids

$                                          Review Bids/Coverage Issues

$                                          Select Carriers to be Utilized (Cost of Coverage to be paid by Blackhawk Biofuels)

$                                          Review Policies

$                                          Compile Insurance Summaries

$                                          COI setup dbase review

$                                          Certificate of Insurance Follow up

$                                          Claim Reporting Procedure

$                                          Claims Tracking

$                                          Claims Review

$                                          Claim reporting Follow up

$                                          Answer Coverage Questions

Communications:

$                                          Press Releases

$                                          Writing for Website

$                                          Media Relations

$                                          Publicity for Annual Meeting

$                                          Newsletters (Blackhawk Biofuels to reimburse REG Services for supply costs, postage if applicable, and any outside printing services utilized.)

Exhibit B

Listing of Job Descriptions to be Filled by Leased Employees

Referenced at Section 2(G) of the Agreement

                A list will be developed of the expected numbers and job descriptions of personnel needed to fill remaining tasks to be accomplished at the “Blackhawk Biofuels” Biodiesel Facility, who will be hired by REG Services, but reimbursed for all costs related thereto by Blackhawk Biofuels.  The numbers and descriptions are dependent upon the size of the operation at the Blackhawk Biofuels Biodiesel Facility as finally designed.

                For clarification purposes, the salary and benefit costs of the General Manager and Operations Manager are being borne by REG Services and not passed thru to Blackhawk Biofuels.